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                                                      Solicitors

                                                      9, Old Queen Street
                                                      Westminster
                                                      London SW1H 9JA
Levinson Gray
In association with                                   Telephone: 0171-222 2299
Wynne Baxter Godfree.
                                                      FAX: 0171-222 3563
                                                      DX: 2319 Victoria 1
                                                      Email: LevnsnGray@aol.com



                                                                January 11, 1999

RSL Communications Plc and
RSL Communications, Ltd.
Clarendon House
Church Street
Hamilton
HM CX Bermuda


Dear Sirs,

RSL Communications Plc ("the Issuer") and RSL Communications, Ltd (together "the Companies")

1. We are Solicitors of the Supreme Court of Judicature of England and Wales and have acted as English law advisers to the companies in connection with an offer to exchange:-

         (i) up to US $100,000,000 aggregate principal amount of the Issuer's 12% Senior Exchange Notes due 2008 and

         (ii) up to US $200,000,000 principal amount of the Issuers 10 1/2% Senior Exchange Notes due 2008.

         (together "the New Notes") which have been registered under the US Securities Act of 1933 as amended ("the Securities Act") pursuant to a Registration Statement, for:-

         (i) a like principal amount of the Issuer's issued and outstanding 12% Senior Notes due 2008 and

         (ii) a like principal amount of the issuers's issued and outstanding 10 1/2% Senior Notes due 2008, respectively (together "the Old Notes") issued on November 9, 1998 and December 8 1998 ("the Exchange Offer") as described in the Form S-4 Registration Statement of the Companies filed with the Securities and Exchange Commission on December 31, 1998 ("the Registration Statement")

2. For the purposes of giving this Opinion we have examined a specimen of the New Notes and originals or copies, certified or otherwise of such corporate records, and



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         such certificates or comparable documents of public officials or bodies as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

3.       In such examination we have assumed that:

3.1      all documents submitted to us as copies conform to the originals;

3.2 where any liability or obligation or right or benefit of a holder of the New Notes is dependent upon the satisfaction of conditions precedent, that such conditions have been or will be duly and properly satisfied;

3.3 since the Old Notes wete issued, no party has by its words, actions or conduct waived any of the rights it may have under the Old Notes or given rise to an estoppel against such party so preventing it from relying on any particular provision;

3.4 there are no agreements or arrangements in existence, made prior to the Exchange Offer, which affect the enforceability of the Exchange Offer or the New Notes or the Old Notes in accordance with their terms;

3.5 any document referred to in this Opinion and executed by the Companies (or either of them) has been properly authorised, executed and delivered in accordance with the laws of the state of New York and of the United States and of any other relevant jurisdiction (other than England and Wales) and that the obligations of the Companies constitute legal, valid, binding and enforceable obligations under the laws of the State of New York and of the United States and of any other relevant jurisdiction (other than England and Wales);

3.6 you have relied as to matters governed by the laws of the state of New York and of the United States upon the opinion or opinions of Debevoise & Plimpton, United States counsel for the Companies;

3.7 there are no facts or circumstances in existence and no events have occurred which would render the Old Notes or the New Notes void or voidable or repudiated or frustrated or capable of recission for any reason, and in particular (but without limitation) by reason of lack of consideration or any fraud or misrepresentation on the part of any of the parties thereto;

4. This Opinion is given on the basis that it is governed by and will be construed in accordance with the laws of England and Wales. In particular, we express no opinion as to the enforceability, outside England and Wales, of any order or judgment obtained in the English Courts.

5. Based upon the foregoing, and subject to the qualifications stated herein, it is our Opinion that:

         (a) when the Registration Statement has become effective under the Securities Act and the New Notes have been duly issued and exchanged for the Old Notes in



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                  the manner described in the Registration Statement, that the
                  New Notes will constitute legal, valid and binding obligations of the Issuer enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, re-organisation or similar laws affecting a creditor's rights generally, by rights of preference, if applicable, and the availability or equitable or discretionary remedies may be limited by principles of general applicability.

         (b) the statements contained in the Registration Statement under the headings "Summary -- The Exchange Offers -- Certain Regulatory Issues" "United Kingdom Corporate Law" and "Service of Process and Enforcement of Liabilities" are accurate in all material respects in so far as they relate to the United Kingdom.

         (c) the statements contained in the Registration Statement under the heading "Description of the New Notes -- Additional Amounts" are accurate in all material respects.

         (d) in accordance with United Kingdom law and practice (which may change prospectively or retrospectively) the statements in the Registration Statement under the heading "Certain United Kingdom Tax Considerations for U.S.Holders of Notes" insofar as they describe provisions of United Kingdom tax law, reflect the material United Kingdom taxation considerations relating to the Exchange Offer and are accurate in all material respects.

7. This Opinion is delivered as of the date of this letter and addressed to you and is for your benefit and the benefit of holders of the Old Notes in connection with the Exchange Offer, and accordingly it may not be relied upon for any other purpose, or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

We consent to the filing of this Opinion as an exhibit to the Registration Statement relating to the New Notes and to the references to us under the headings "Legal Matters" and "Certain Tax Considerations" in the Registration Statement.

Yours faithfully



LEVINSON GRAY